Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS FIRST QUARTER RESULTS WHICH INCLUDE RECORD QUARTERLY SALES

NORWALK, CT., October 25, 2005 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the first quarter of fiscal year 2006, the three months ended September 30, 2005.

Sales for the first quarter of fiscal 2006 increased 108% to $7,994,000 compared to $3,839,000 in last year’s first quarter and net income increased 383% to $1,020,000 or $0.18 per share compared to $211,000 or $0.04 per share last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “I am pleased to report that our sales of $7,994,000 in the first quarter of fiscal 2006 are the highest quarterly sales ever recorded by our Company. Additionally, our first quarter income before income taxes of $1,610,000 is the highest quarterly income before taxes reported by our Company during the last twenty-two years. The first quarter results reflect the continuing strengthening of the marine seismic market and a $2,000,000 sale of our second system of Annular Port Guns (“APG”).

Mr. Soto added, “We expect the marine seismic market to remain strong as world oil producers continue to increase their exploration, development and production activity to meet global demand for energy. We remain cautiously optimistic that the remainder of fiscal 2006 will continue to show improved results compared to last year. In this regard, we are pleased to report we have recently received two major orders for marine seismic energy source systems which total over $3,600,000. One of these orders is for another APG system, and both orders are scheduled for shipment in the fourth quarter.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2005	2004
Sales	$7,994,000	$3,839,000
Costs and expenses	6,384,000	3,499,000

Income before income taxes	1,610,000	340,000
Provision for income taxes	590,000	129,000

Net income	$1,020,000	$211,000

Earnings per share (diluted)	$0.18	$0.04
Average shares outstanding (diluted)	5,608,000	5,485,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,
	2005	2004
Assets

Current Assets
Cash and cash equivalents	$4,011,000	$3,121,000
Accounts receivable	4,683,000	2,526,000
Inventories	5,975,000	4,829,000
Other	477,000	498,000

	15,146,000	10,974,000

Property and equipment	1,820,000	805,000

Goodwill and other	11,143,000	11,180,000

	$28,109,000	$22,959,000

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,100,000	$596,000
Accrued expenses	1,579,000	691,000
Income taxes payable	582,000	66,000
Customer deposits	380,000	—

	3,641,000	1,353,000

Deferred income taxes	373,000	3,000

Total Liabilities	4,014,000	1,356,000

Stockholders’ Equity	24,095,000	21,603,000

	$28,109,000	$22,959,000

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